GLENOIT ANNOUNCES PURCHASE OF EX-CELL HOME FASHIONS, INC.


New York (February 12, 1999) - Glenoit Corporation announced the purchase of Ex-Cell Home Fashions, Inc., a leading designer, manufacturer, and marketer of home furnishings including shower curtains and related bath products, table linens and decorative pillows. Thomas J. O'Gorman, President and Chief Executive Officer of Glenoit, stated, "We are delighted to welcome Ex-Cell to the Glenoit family of products for the home. We have a high regard for Sam Samelson and his management team. Mr. Samelson will be the President and Chief Executive Officer of Ex-Cell and Ex-Cell will operate as a wholly owned subsidiary of Glenoit."

This acquisition represents a further step in Glenoit's strategy to increase its presence in the Home Furnishings Industry through selected high quality acquisitions. Ex-Cell's product mix will complement Glenoit's recent acquisitions of American Pacific and Madison Landing and its printed rug division, allowing Glenoit to expand its position with key retailers.

Mr. Samelson said, "I am delighted to have joined Glenoit. The combined companies will have the market presence and financial resources to grow our business more rapidly and better serve our customers."

In addition to American Pacific, Madison Landing, and Ex-Cell, Glenoit Corporation is a domestic manufacturer and marketer of specialty pile fabrics and a domestic manufacturer of a wide variety of kitchen rugs, welcome mats, bath rugs, and children's area rugs. American Pacific is a marketer of specialty decorative bedding, hand-made quilts, bath products, and fashion window coverings. Madison Landing is a manufacturer and marketer of decorative pillows.